                        [Letterhead of Dorsey & Whitney]



                                                                     EXHIBIT 8.1


Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN 55102-1639

     Re: Federal Income Tax Consequences of Certificates for Home Improvement and Home Equity Loans

Ladies and Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of Registration Statements on Form S-3 (File Nos. 333-20335 and 333-32669) (together, hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended, relating to and aggregate of $3,000,000,000 of Certificates for Home Improvement and Home Equity Loans to be issued from time to time in series under separate Pooling and Servicing Agreements, and the preparation of a Prospectus Supplement dated December 10, 1997, and the related Prospectus dated August 25, 1997 (together, the "Prospectus") relating to the offer and sale by the Company of $835,000,000 (approximate) aggregate principal amount of Certificates for Home Improvement and Home Equity Loans Series, 1997-E (the "Certificates"), to be issued under a Pooling and Servicing Agreement, dated as of December 1, 1997 (the "Pooling and Servicing Agreement") between the Company and First Trust National Association, as Trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings assigned thereto in the Pooling and Servicing Agreement.

          You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Prospectus and the Pooling and Servicing Agreement.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended (the "Code") is made in accordance with the Pooling and Servicing Agreement and the Code and that the Certificates will be issued as described in the Prospectus. Based upon the

Green Tree Financial Corporation
October 30, 1997
Page 2


foregoing, as of the date hereof it is our opinion that the Trust created pursuant to the Pooling and Servicing Agreement will qualify as two separate REMICs under the Code and under the REMIC Regulations, and that the Sub-Pool HI Certificates and the Sub-Pool HE Certificates will evidence ownership of the "regular interests" in the Master REMIC, the Subsidiary Regular Interests will evidence ownership of the "regular interests" in the Subsidiary REMIC and the Class C Master Certificate and the Class C Subsidiary Certificate will evidence ownership of the single class of "residual interests" in the Master REMIC and the Subsidiary REMIC, respectively.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated:    December 17, 1997

                                    Very truly yours,



                                    /s/  Dorsey & Whitney LLP
CFS